EXHIBIT 99.2

On November 1, 2007, inTEST Corporation held a webcast conference call to review its third quarter 2007 results and discuss management's current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to inTEST's Third Quarter 2007 Results Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press the one followed by the four on your push button phone. As a reminder, this conference is being recorded today. A replay will also be accessible at www.intest.com.

I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you, Operator. Good afternoon and welcome to today's Third Quarter Results Call. Joining us from inTEST are Mr. Robert Matthiessen, President and CEO, and Mr. Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the third quarter. He will then review inTEST's detailed financial results. We will then have time for any questions. If you have not yet received a copy of today's results release, please call The Ruth Group at 646-536-7003 or you can get a copy off of inTEST's website.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain statements about future events and expectations which are forward-looking statements. Any statement on this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors, including but not limited to the following: changes in business conditions in the economy generally; changes in the demand for semiconductors generally; changes in the rates of and timing of capital expenditures by semiconductor manufacturers; progress of product development program; increases in raw material and fabrication costs associated with the Company's products; implementation of additional restructuring initiatives; costs associated with the compliance of Sarbanes Oxley and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to the Company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would like to now turn the call over to Mr. Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David, and welcome, everyone, to today's call. Net revenues for the quarter ended September 30, 2007 were $13.1 million, an increase of 9% compared to $12.1 million in the second quarter of 2007. While revenue improved in the third quarter compared to the second quarter of 2007, overall market conditions remain very challenging. When we entered the third quarter the market looked like it was positioned for a rebound. Based on what we are seeing and discussions with our customers and other companies that have reported, the quarter clearly did not come in as expected. Given this uncertainty, we are not in a position to call a bottom. We actually expect sales to decline in the current fourth quarter rather than increase. Our bookings decreased in the third quarter of 2007 to $11.1 million from $13.8 million in the second quarter of 2007, reflecting what we believe is a more cautious behavior from our customers. It is not unusual to see weaker order patterns going into Q4, but we will monitor this situation closely.

Based on our prior cost reduction efforts, we have a lean operating structure. Of note during the quarter, we were able to exit the lease on excess warehouse space attached to the rear of our building in Cherry Hill. This was a nonessential storage area that came with our original move into this facility. We will continue to focus on further streamlining our cost structure and are looking at additional options to identify other areas for potential cost reductions. Our primary focus, however, is on developing new growth opportunities. We have discussed our efforts to cultivate our revenue growth at markets outside the semiconductor industry in the past, where we can leverage our expertise from the semiconductor industry. At the same time, we continue to develop new technologies and remain committed to R&D. This has been a differentiator for us in the past. Our major take away is that it is still too early to call a trough. As the Company moves forward there are a number of positives, including a rich R&D history, impressive customer base globally and a lean operating structure. We are confident that we will be able to successfully move ahead in the challenging environment. Our long term outlook remains focused on attaining new growth opportunities, pursuing growth in existing markets and delivering increased value to our shareholders.

Now let me take a few minutes to give you color on our specific businesses. In our manipulator and docking group we hired a new managing director for our Amerang, Germany operation. Matthias Wolf has a successful track record and proven abilities in our industry. He has already had a very positive impact. We wish him well. Our interface group is operating in a very difficult environment. As you probably know, ATE sales have been generally depressed and this is especially true of testers. This affects our interface business directly as fewer testers mean fewer interfaces. On the positive side, they are involved in a significant development program with a major tester manufacturer that has a very high potential in the coming year. Temptronic, our temperature management product group, continues to refine existing products and develop new products for the semiconductor market. They also continue to successfully penetrate markets outside of the semiconductor industry for their ThermoStream based products.

Let me now turn the call over to Hugh, to go through detailed financials.

Hugh Regan, Jr.:

Thanks, Bob. Net revenues for the quarter ended September 30, 2007 were $13.1 million compared to $12.1 million in the second quarter of 2007. The net loss for the third quarter of 2007 was $252,000 or $0.03 per diluted share compared to a net loss of $1.1 million or $0.12 per diluted share for the second quarter. For the third quarter of 2007 end user net revenue was $11.0 million or 84% of net revenues compared with $9.1 million or 75% of net revenues in the second quarter. OEM net revenues were $2.1 million or 16% of net revenues in the third quarter of 2007 compared with $3.0 million or 25% of net revenues in the second quarter of 2007. Net revenues from markets outside of semiconductor tests were $1.7 million in the third quarter of 2007 compared with $1.1 million in the second quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were $6.5 million or 50% of net revenues in the third quarter of 2007 compared with $4.7 million or 39% of net revenues in the second quarter. Our temperature management segment had net revenues of $5.2 million or 40% of net revenues in the third quarter compared with $5.5 million or 45% net revenues in the second quarter. And finally, our tester interface segment reported net revenues of $1.4 million or 10% of net revenues in the third quarter compared with $1.9 million or 16% of net revenues in the second quarter.

The Company's overall gross margin for the quarter ended September 30, 2007 was $5.1 million or 39.1% of net revenues compared to $4.6 million or 38.2% for the second quarter. Material cost was 38.1% of net revenues in the third quarter of 2007 compared to 35.8% in the second quarter. The increasing component material cost was due to changes in product mix in our manipulator and docking hardware and tester interface product segments.

At the beginning of the fourth quarter of 2007 we have reduced the amount of leased space in our largest plant located in Cherry Hill, New Jersey from 120,000 to 80,000 square feet through our lease assignment to an adjoining tenant. This action will reduce our annual operating expenses by approximately $300,000. This occupancy expense has historically been reported as part of our fixed operations cost component of our cost of goods sold.

I'll now discuss the break down of operating expenses for the quarter. Selling expense was $2.1 million or 16% of net revenues for the third quarter compared to $2.3 million or 19% of revenues in the second quarter, a decrease of $162,000 or 7%. The decrease was primarily due to reduced travel and advertising expenditures, and to a lesser extent, we had reductions in salary and benefits expense. Engineering and product development expense was $1.4 million or 10% of net revenues in the third quarter compared to $1.4 million or 12% of net revenues in the second quarter, basically no change. General administrative expense was $2.0 million or 15% of net revenues in the third quarter compared to $2.1 million or 17% of net revenues in the second quarter, a decrease of $91,000 or 4%. The decrease was primarily related to reductions in salary and benefit expense from the second quarter, which had included approximately $120,000 of one-time severance expenses related to the termination of the managing director of our southern German manipulator and docking hardware operation.

Other income was $148,000 for the third quarter of 2007 compared to $126,000 for the second quarter of 2007, an increase of $22,000. The increase was driven by approximately a $40,000 gain on sales related to the sale of certain machine shop assets which had been used in our tester interface product segment. Our pretax loss was $174,000 or $0.02 per diluted share for the third quarter compared to a pretax loss of $1.0 million or $0.11 per diluted share in the second quarter of 2007. Income tax expense was $78,000 for the third quarter compared to $86,000 in the second quarter, and our effective tax rate was 45% in the third quarter compared to 9% in the second quarter.

Our net loss for the third quarter of 2007 was $252,000 or $0.03 per diluted share compared to a net loss of $1.1 million or $0.12 per diluted share for the second quarter. Diluted average shares outstanding were 9.2 million, unchanged from the second quarter of 2007. Cash and cash equivalents at the end of September were $10.7 million, up approximately $100,000 from $10.6 million at the end of June, the increase in cash was the result of collections from higher levels of accounts receivable resulting from increased sales during the third quarter.

Capital expenditures during the third quarter were $265,000. Approximately $100,000 of this amount were costs associated with the relocation of our machine shop operation in Cherry Hill late in the third quarter within our existing facility in connection with the aforementioned reduction in space. The other significant item was approximately $80,000 spent on test fixtures in our tester interface segment. The balance of the capital expenditures for computer hardware and software acquired for our foreign operations in Germany, Singapore and Japan. As Bob previously noted, bookings decreased in the third quarter of 2007 to $11.1 million from $13.8 million in the second quarter of 2007, a decrease of $2.7 million or 19%. Our quarterly bookings included $1.2 million in non semiconductor-related business booked in the third quarter of 2007 compared with $2.3 million booked in the second quarter of 2007. Our backlog at the end of the third quarter was $5.1 million, down from $7.0 million at the end of the second quarter.

Finally, we initially expected sequential growth in the second half of the year, however, due to market conditions which remain challenging, we now expect sales to be flat to slightly lower in line with broader industry trends.

That's it for my financial review at this time. We'll now open up for Q&A. Operator.

Operator:

Thank you, sir. At this time we will be conducting the question and answer session. If you would like to ask a question, you will need to press the one followed by the four on your push button phone. A confirmation tone will indicate your line is in the question queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing these keys. We'll pause for a moment while we poll for questions.

Our first question comes from the line of Stan Bergman with Bayberry Capital.

Stan Bergman:

Good afternoon, Bob.

Robert Matthiessen:

Hi.

Stan Bergman:

A couple questions. First of all, can you tell me in terms of R&D, where do you expect R&D to go the next couple of quarters knowing that the revenue has been pretty flat?

Robert Matthiessen:

Our R&D generally tends to be between 9% and 12%, and we always keep in that area. R&D is very important for us going forward so I expect that we'll keep it in the same general levels.

Stan Bergman:

Up to this point in '07, what kind of products have come out and released from R&D?

Robert Matthiessen:

In each group there are specific products. We developed several new lines in our manipulator product group using pneumatics. One is a cart that is wanted by people that have underneath docking that we're showing to customers now that's a new product. Another is our AERO650 which is used with the larger Teradyne test heads which released within the past couple of months. We've shipped a couple of them so far. We expect that to be a pretty good seller. In the docking area it's a constant output of new products because those products are associated with docking specific test heads to specific probers or handlers, and that mix is constantly changing so there are always new products coming out in that area.

In our thermal area, Temptronic, they've developed a series of units that combine chambers with our ThermoStreams, and that's a continuing project that goes on in their area. In addition to that, they are developing new lines of chillers that can get to lower temperatures, which takes quite a bit of R&D. And in our interface business, R&D is associated with each new application. And although they have not had a good year so far, they've developed a lot of new products, and we're hoping for that to turn up in the coming year.

Stan Bergman:

How is R&D divided in terms of the three divisions, percentage of engineers devoted to R&D?

Hugh Regan:

I would say our costs are typically running, as Bob mentioned, in the 9 to 12% range on average, and the dollars seem to be divided up fairly equally among the divisions by a revenue percentage. As far as the number of engineers in each product segment, you know, it depends. Our engineering effort in the temperature management group is, they're very specific with temperature management engineers, and I think we have a total of about five or six. In the manipulator and docking hardware group we have a much larger engineering group because of the custom nature of that product. I think our engineering staff is probably in the neighborhood of 12. And in the tester interface group we have, it's a smaller operation; I think our total engineering group is approximately four or five.

Stan Bergman:

In this quarter, third quarter, did you have any 10% customers and who was your largest account in this quarter?

Hugh Regan:

We had one customer over 10% for, at the current time, that's Texas Instruments that came in at 18.2%, and they're there, they have been there for the last several years actually. Our top ten customers represent about 55% of our business at this point in the year.

Stan Bergman:

And what are you changing, or are you in the midst of changing, to make the growth opportunities that you mentioned more successful now than what's happened in the past two years? Because you seem to be spending similar amounts in R&D and I'm just wondering, is it sales people, is it many more new accounts?

Robert Matthiessen:

It's a combination of many of those things. You said sales, let's talk about sales. We've changed the sales organization around a little bit because one of the things we've done, actually we're changing the sales organization as I speak because one of the things we've done in the thermal area is to start exploring a business outside of semiconductor. And I think they're doing somewhere, you give me a number Hugh, 30% or 40% of their business now.

Hugh Regan:

Approximately 35% of their business.

Robert Matthiessen:

35% of their business is outside of semiconductor. We intend to keep pushing that new aspect of our customer base. Because of that, many of the reps we use and other sales channels we use are not perfectly tailored for those new channels. They're more tailored for the semiconductor channel so we're making changes in those areas. I'm sorry. I can't remember what the entire question was. We started with sales. Why don't you repeat your question for me, Stan.

Stan Bergman:

One was (inaudible) sale and new customers in terms of alliances that would build up these growth opportunities so your top line and bottom line can improve.

Robert Matthiessen:

Yes, well, in certain areas like the interface group that business has begun to swing heavily to an OEM type of business. We have traditionally tried to sell to end users in that business because it's an easier sale for us, frankly. On the other hand, there are great opportunities at the OEM area and that's why we are partnering, at this moment we are partnered with one of the larger tester manufacturers for its future high selling product, we all hope. We do the same thing to a certain extent in manipulators and docking hardware. But in that case you get more of a pull through from end users, and so we spend a lot of time with end users, especially with the docking hardware because that's a semi-custom thing for each user.

And so, and I think your other question is, what are we doing to get new markets? And some things have changed along the way in the business in the way they use equipment. I think we're doing, making some significant changes in the manipulator area that I'm not free to discuss entirely because we're developing new products there, and we hope they'll have a large impact but I'd rather not advertise them at the moment. But let's say products that are tailored more specifically for what's being sold out there. And we are also exploring avenues other than organic growth as we've always said we would and we will.

Stan Bergman:

Would it make sense to use some of the cash to beef up R&D so more new products could come out of R&D?

Robert Matthiessen:

Well, perhaps. However, let me tell you, R&D is basically your engineers salaries, or your engineering department's salaries; that's what it gets down to. It's not a huge amount of material, if you will. And in each one of our areas we are constantly on the look for new engineering talent, but as you can imagine, in each one of those areas there's a very specialized set of skills from high powered thermal management engineers to people who understand high speed signal transmission for interface and to those who are very talented mechanical engineers, understanding the intricacies of moving test heads around. And so we are always looking for new engineers and when we see them, we get them.

Stan Bergman:

And the last question I wanted to ask you and I'll let somebody else get on the line is, in terms of, you did mention in terms of cost cutting, where and how much do you figure you could save in cost cutting the remainder of the three months in '07 that would bring down your cost, your selling cost?

Robert Matthiessen:

Aside from the normal things you do to reduce cost, for instance, minimize travel when you can and that sort of thing, the good housekeeping things, we are pretty much down as low as we can go in terms of employment and still remain viable for developing new products and expanding as soon as the downturn is over. So I would say that at a population level you won't see much change other than perhaps some attrition that might occur here or there. And the other thing we do is just watch the day-to-day expenses. So I don't see that you're going to see a huge decrease in expenses.

Hugh Regan:

In this quarter. The one thing I will add is that what we're trying to do is look for alternative sources of supply for our component raw materials, looking to other markets outside of the traditional markets that we've looked in to try and bring our material cost down because of, you know, we do not have what I would call price elasticity historically, where we can look to raise prices especially in the markets in which we operate, as well as in some cases look to redesign or reengineer our existing products to look at cheaper methods to manufacture them. Another thing that we're looking at as well is the markets in which we operate and whether we should possibly be manufacturing in some of our markets where there might be lower manufacturing costs or closer to our ultimate end user customers. So, the one thing I would say is the things that we're currently looking at I would not expect to give a big bump in Q4 because, number one, we're a month into the quarter already and they need to be implemented. These would be strategies that we would hope to reduce costs in 2008 and beyond.

Stan Bergman:

Thank you.

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[Non-material closing remarks omitted]